File Pursuant to Rule 433(d) - Registration No. 333-132108

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-667-2316.This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change.The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.This free writing prospectus is not an offer to sell or a solicitation of an offer to buy securities in any state where such offer, solicitation or sale is not permitted.This free writing prospectus is being delivered to you solely to provide you with information about the collateral pool expected to be used in connection with an offering of asset-backed securities and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change. The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you. IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERSANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM. This material is for your information. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

1. DTI (all loans)

DTI	# of mtge loans	bal as of cutoff	% of bal as of cut-off	remaining term to maturity	DTI %	mtge rates	fico	orig cltv
<= 20.00	592	187,331,584.10	39.336	357	15.659	7.334	705	83.7
20.01 - 25.00	40	10,060,447.44	2.113	357	23.107	7.092	731	79.852
25.01 - 30.00	87	26,233,566.30	5.509	357	27.93	7.026	714	82.888
30.01 - 35.00	119	40,040,759.30	8.408	357	32.851	7.213	699	85.533
35.01 - 40.00	202	70,217,663.31	14.745	357	37.628	7.068	710	88.792
40.01 - 45.00	290	100,014,404.45	21.001	357	42.729	7.095	704	91.775
45.01 - 50.00	119	35,417,669.30	7.437	357	47.359	7.181	689	90.059
50.01 - 55.00	24	6,729,257.18	1.413	358	51.687	7.224	691	92.102
55.01 >=	1	184,000.00	0.039	349	56.2	7.125	639	100
Total:	1,474	476,229,351.38	100	357	37.487	7.199	704	86.773

2. Property Type - No Ratio loans only

Property Type - No Ratio loans only	# of mtge loans	avg loan balance	wtd avg gross coupon	wtd avg gross margin	DTI %	% Self Employ	% Owner Occupied	wtd avg LTV	wtd avg fico	% rate term refi	% cashout refi	% IO	wtd avg IO term	# bankruptcies in 36 mo. Prior to origination	# foreclosures in 36 mo. Prior to orig.	# 1X30 (mtg) in 12 mo. Prior to orig	% first lien
Condominium	58	205,679.29	7.664	2.966	0		58.239	78.62	704	5.398	12.598	97.253	113.375	0	0	0	100
PUD	85	310,566.90	7.521	3.026	0		90.932	78.298	699	5.563	10.228	90.173	104.349	0	0	0	100
SF	190	329,805.58	7.304	2.76	25		77.31	74.377	700	5.56	20.262	90.594	107.874	0	0	0	100
Total:	333	303,275.21	7.403	2.854	25		78.618	75.903	700	5.541	16.734	91.27	107.656	0	0	0	100

3. DOC TYPE - Loans with Silent Seconds

DOC TYPE - Loans with Silent Seconds	# of mtge loans	avg loan balance	wtd avg LTV	wtd avg fico	% Wage Earners	% 2-4 Family Homes	% Investment Props	wtd avg gross coupon	DTI %
full	96	262,198.97	77.921	707		8.224	18.725	6.957	37.919
alternative	7	225,674.85	80	694		0	30.891	7.104	40.343
reduced voa	503	332,690.74	77.885	701		7.612	15.13	7.22	39.19
reduced voi	4	405,700.00	79.996	673		0	8.8	6.881	33.948
stated	44	309,199.72	76.4	698		25.94	35.683	7.497	39.417
no ratio	236	325,057.84	77.694	703		10.342	18.516	7.525	25
no doc	91	332,648.34	69.066	696		13.887	31.038	7.338	48.125
Total:	981	322,432.72	76.955	701		9.635	18.69	7.294	39.036

4. DOC TYPE - Investment Properties

DOC TYPE - Investment Properties	# of mtge loans	avg loan balance	% of loans with silent 2d liens	wtd avg LTV	wtd avg fico	% Wage Earners	% 2-4 Family Homes	% Investment Props	wtd avg gross coupon	% Owner Occupied
full	43	201,029.23	54.524	79.37	722		25.67	100	7.491	0
alternative	2	244,000.00	100	80	731		0	100	7.375	0
reduced voa	185	258,246.75	52.995	73.427	717		20.769	100	7.428	0
reduced voi	1	142,800.00	100	79.96	651		0	100	8.25	0
stated	35	291,751.23	47.542	72.765	703		44.884	100	7.283	0
no ratio	110	234,457.97	55.077	75.7	708		16.272	100	7.828	0
no doc	64	252,033.09	58.248	71.286	707		19.374	100	7.553	0
Total:	440	248,142.03	54.145	74.094	712		22.024	100	7.533	0

85andDTI>40>5. DOC TYPE - Loans with CLTV>85 and DTI>40

DOC TYPE - Loans with CLTV>85 and DTI>40	# of mtge loans	avg loan balance	% of loans with silent 2d liens	wtd avg LTV	wtd avg fico	% Wage Earners	% Investment Props	% Owner Occupied
full	52	234,768.09	93.879	79.091	689		22.265	68.974
alternative	4	220,305.98	69.871	83.013	680		34.951	65.049
reduced voa	257	338,211.41	99.446	79.095	699		8.92	85.909
stated	18	350,720.87	98.076	78.442	722		32.308	44.205
no doc	2	284,760.12	100	80	725		0	100
Total:	333	320,996.98	98.488	79.093	699		11.992	81.415